Exhibit 4.3

AGENCIA COMERCIAL SPIRITS LTD

(Incorporated as an exempted company in the Cayman Islands with limited liability)

EXECUTIVE DIRECTOR AND CHAIRMAN
APPOINTMENT AND SERVICE AGREEMENT

THIS AGREEMENT is made the 11th day of December 2025

BETWEEN:

(1)	AGENCIA COMERCIAL SPIRITS LTD, incorporated as an exempted company in the Cayman Islands, having its registered office at the offices of McGrath Tonner Corporate Services Limited, Genesis Building, 5th Floor, Genesis Close, PO Box 446, Cayman Islands, KY1-1106 (the “Company”); and

(2)	LI, QIANG, with Hong Kong Passport Number: [REDACTED] (the “Executive”).

The Company and the Executive are each a “Party” and together the “Parties”.

RECITALS

(A)	The Company is a Cayman Islands exempted company and is listed, or intends to maintain a listing, on a securities exchange in the United States.

(B)	The Board wishes to appoint the Executive as an executive director of the Company and as Chairman of the Board on the terms set out herein.

(C)	The Executive has agreed to accept such appointment on the terms set out herein.

OPERATIVE PROVISIONS

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires:

“Articles” means the amended and restated memorandum and articles of association of the Company as amended from time to time.

“Board” means the board of directors of the Company from time to time.

“Business” means the business of the Company and the Group as carried on from time to time.

“Cause” means any of the following:

(a)	fraud, dishonesty, gross misconduct or willful default by the Executive in connection with the Business;

(b)	material breach of this Agreement which, if capable of remedy, is not remedied within fourteen (14) days after written notice;

(c)	willful and continued failure to perform materially the Executive’s duties after written notice;

(d)	conviction of, or plea of guilty or nolo contendere to, a felony or other offence involving moral turpitude; or

(e)	conduct which materially and demonstrably brings the Company or the Group into disrepute or is materially prejudicial to the interests of the Company or the Group.

“Confidential Information” means all information not in the public domain relating to the Business, the Group, their clients, suppliers, finances, strategy, operations, technology, intellectual property, corporate opportunities and any other information which a reasonable person would regard as confidential.

“Executive Director” means an executive director of the Company.

“Group” means the Company and its subsidiaries and associated companies from time to time.

“Termination Date” means the date on which this Agreement terminates in accordance with its terms.

1.2 The headings are inserted for convenience only and shall not affect interpretation.

1.3 References to a statute or regulation include any amendment, modification, re enactment or replacement thereof.

1.4 Where this Agreement refers to an action by the Board, the Board may act through any duly authorised committee to the extent permitted by the Articles and applicable law.

2. APPOINTMENT AND STATUS

2.1 Subject to the Articles and applicable law, the Company appoints the Executive and the Executive accepts appointment as:

(a)	Executive Director of the Company; and

(b)	Chairman of the Board,

with effect from the date of this Agreement or such other date as the Board may determine in writing (the “Effective Date”).

2.2 The Executive’s appointment as a director and Chairman is a corporate office and service role. For the avoidance of doubt, this Agreement does not, by itself, create an employment relationship in any jurisdiction unless the Company and the Executive enter into a separate written employment agreement expressly stating so.

2.3 The Executive shall devote such time and attention as is reasonably required to discharge his duties effectively, having regard to the nature of his offices and the Business, and shall comply with all lawful and reasonable directions of the Board.

3. BOARD AND GOVERNANCE MATTERS

3.1 The Executive shall comply with the Articles, all applicable fiduciary duties, and all Board policies adopted from time to time, including policies relating to ethics, insider trading, disclosure controls, information security and conflicts of interest.

3.2 The Executive shall promptly disclose to the Board any actual or potential conflict of interest and shall abstain from deliberation or voting on any matter in which he has a material interest, to the extent required by the Articles and applicable law.

3.3 The Executive acknowledges that his appointment and removal as a director and Chairman are subject to the Articles and applicable corporate law. The Board and or shareholders, as applicable under the Articles, may remove the Executive from office as Chairman or as a director in accordance with the Articles irrespective of any other provision of this Agreement.

4. REPRESENTATIONS AND WARRANTIES

4.1 The Executive represents and warrants to the Company that:

(a)	he is not in breach of any contract or obligation to any third party by entering into or performing this Agreement;

(b)	he has full power and authority to enter into this Agreement;

(c)	he is not subject to any criminal indictment or charge that would reasonably be expected to impair his ability to perform his duties to the Company; and

(d)	he will promptly notify the Company if any matter arises that renders any of the foregoing statements untrue.

4.2 The Company has entered into this Agreement in reliance upon these representations and warranties.

5. DUTIES AND RESPONSIBILITIES

5.1 The Executive shall perform the duties of an Executive Director and Chairman in accordance with:

(a)	this Agreement;

(b)	the Articles;

(c)	the resolutions of the Board; and

(d)	applicable law and exchange requirements.

5.2 Without limiting clause 5.1, the Executive’s core responsibilities shall include the matters set out in the Schedule.

5.3 The Executive shall use reasonable endeavours to ensure effective communication between the Board and senior management and shall support the Board in overseeing strategy, risk management, internal controls, compliance and capital markets obligations.

6. REMUNERATION

6.1 In consideration of the services provided under this Agreement, the Company shall pay the Executive:

(a)	a director and chairman service fee of US$1 per month (the “Service Fee”), payable in arrears on the last Business Day of each month; and

(b)	such additional fees, equity awards, bonuses or other benefits as the Board may approve from time to time in its sole discretion.

6.2 The Service Fee shall be subject to any required withholdings under applicable law.

6.3 The Executive shall be responsible for his own personal tax liabilities arising from payments under this Agreement, unless otherwise required by applicable law.

7. EXPENSES

7.1 The Company shall reimburse the Executive for reasonable and properly documented out of pocket expenses incurred in the performance of his duties, in accordance with the Company’s expense policies as adopted from time to time.

8. CONFIDENTIALITY

8.1 The Executive shall keep Confidential Information strictly confidential and shall not, during the term of this Agreement or at any time thereafter, disclose or use Confidential Information except:

(a)	in the proper performance of his duties;

(b)	with the prior written consent of the Company; or

(c)	as required by law or by a competent regulatory authority, provided that, to the extent legally permissible, the Executive gives the Company prompt notice and reasonable cooperation to seek protective treatment.

8.2 All documents, materials, data and records containing Confidential Information, whether in hard copy or electronic form, are and shall remain the property of the Company.

9. RETURN OF PROPERTY

9.1 Upon termination of this Agreement or upon request by the Company, the Executive shall promptly return to the Company all property of the Group in his possession or control, including documents, devices, access credentials, records and copies thereof, and shall certify compliance if reasonably requested.

10. NON SOLICITATION

10.1 The Executive covenants that he shall not, during the term of this Agreement and for six (6) months following the Termination Date, directly or indirectly solicit or entice away:

(a)	any customer, client, supplier or business partner of the Group with whom the Executive had material dealings during the twelve (12) months immediately preceding the Termination Date; or

(b)	any employee or consultant of the Group in a managerial, executive, finance, compliance, sales or technical capacity with whom the Executive had material dealings or who reported directly to the Executive during the twelve (12) months immediately preceding the Termination Date.

10.2 The Executive acknowledges that the restrictions in this clause 10 are reasonable and necessary to protect the legitimate business interests of the Company and the Group.

11. TERM AND TERMINATION

11.1 This Agreement shall commence on the Effective Date and shall continue unless and until terminated in accordance with this clause 11.

11.2 Subject to the Articles, either Party may terminate this Agreement by giving not less than three (3) months’ prior written notice to the other Party.

11.3 The Company may terminate this Agreement with immediate effect by written notice to the Executive if the Executive commits any act constituting Cause.

11.4 Termination of this Agreement shall not, of itself, affect:

(a)	any separate employment agreement, if any, between the Company or any member of the Group and the Executive; or

(b)	any rights, powers or procedures under the Articles relating to the removal of a director or the Chairman.

11.5 Clauses 8, 9, 10, 11.5, 12, 13, 14, 15, 16, 17 and 18 shall survive termination to the extent they are expressed to do so or are necessary to give them effect.

12. INDEMNIFICATION AND INSURANCE

12.1 The Company shall, to the fullest extent permitted by the Articles and applicable law, maintain directors and officers insurance covering the Executive on terms consistent with the Company’s insurance programme for senior directors and officers.

12.2 The Company shall, subject to the Articles and applicable law, indemnify the Executive in respect of liabilities incurred in the proper performance of his duties. Any separate indemnification deed or agreement approved by the Board shall, if applicable, apply in addition to and not in derogation of this Agreement.

13. SEVERABILITY

13.1 If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

14. VARIATION

14.1 No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

15. NOTICES

15.1 Any notice shall be in writing and delivered by hand, courier or email to such address or email address as a Party may notify to the other from time to time. Notices to the Company shall be sent to its registered office and to the attention of the Company Secretary or such other person as the Board may specify.

15.2 A notice shall be deemed received:

(a)	if delivered by hand, at the time of delivery;

(b)	if sent by courier, on the second Business Day after dispatch; and

(c)	if sent by email, at the time of transmission, provided no delivery failure notice is received.

16. ENTIRE AGREEMENT

16.1 This Agreement constitutes the entire agreement between the Parties relating to the subject matter and supersedes all prior discussions, correspondence and understandings relating to the Executive’s appointment as Executive Director and Chairman.

17. INDEPENDENT LEGAL ADVICE

17.1 Each Party acknowledges that it has been recommended to seek independent legal advice in connection with this Agreement.

18. GOVERNING LAW AND JURISDICTION

18.1 This Agreement is governed by and is to be construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

18.2 The Parties irrevocably agree to submit for all purposes relating to this Agreement to the non exclusive jurisdiction of the state and federal courts located in New York County, New York.

EXECUTION

IN WITNESS whereof this Agreement has been executed by the Parties on the date first above written.

SIGNED for and on behalf of

AGENCIA COMERCIAL SPIRITS LTD

By:	/s/ Li Qiang

SIGNED by

LI, QIANG

THE SCHEDULE

EXECUTIVE DIRECTOR AND CHAIRMAN RESPONSIBILITIES

1.	The Executive shall provide strategic leadership to the Board and shall work with the Board to establish, review and oversee the Company’s long term strategy, capital markets positioning and corporate governance framework.

2.	The Executive shall chair Board meetings and, in consultation with the CEO and the Company Secretary, approve agendas, ensure that Board materials are provided on a timely basis, facilitate informed decision making, and promote effective debate, independence of judgment and robust oversight.

3.	The Executive shall support the Board in supervising the CEO and senior management in the implementation of approved strategies and key initiatives, including performance objectives, operational execution, risk management and resource allocation.

4.	The Executive shall oversee, at the Board level, the adequacy of the Company’s internal controls, compliance systems, disclosure controls and procedures, and shall support management in meeting applicable securities laws, exchange requirements and other regulatory obligations.

5.	The Executive shall foster appropriate engagement with key stakeholders, including investors, advisers, auditors, regulators, clients and strategic partners, and shall represent the Board in major external communications where authorised by the Board.

6.	The Executive shall monitor industry developments and competitive dynamics relevant to the Business and shall provide guidance to the Board and management as to strategic opportunities, material risks and potential transactions.

7.	The Executive shall promptly escalate to the Board any matter that may reasonably be expected to have a material adverse effect on the Company, the Group, shareholder value, regulatory standing or reputation.